Exhibit 10.18

December 5, 2019

Bob Bertz

[PRIVATE ADDRESS]

Offer of Employment by Marin Software Incorporated

Dear Bob,

I am very pleased to confirm our offer to you of employment with Marin Software Incorporated (the “Company”) in the position of Chief Financial Officer (CFO) based in our San Francisco office.  In this position you will report to Chris Lien, CEO. Your start date in this position will be December 5, 2019. The terms of our offer and the benefits currently provided by the Company are as follows:

1.Starting Salary.  Your starting salary in the CFO position will be at the annualized rate of $275,000 USD per year (less normal payroll deductions and withholdings), and will be subject to review on an annual basis. In addition, you will be eligible for an annual bonus of up to 50% of your base salary, which shall be pro-rated for the months of actual employment in the CFO position in 2019 (i.e., from December 5) and which shall be subject to the Company’s achievement of corporate financial metrics and to you achieving individual goals as established and determined by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company.

2.Benefits.  In addition, you will be eligible to participate in regular health, vision and dental insurance, 401(k), and other employee benefit plans established by the Company for its employees from time to time.  Comprehensive medical benefits are effective on your hire date. Except as expressly provided herein, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.  US employees do not accrue paid time off (PTO). Instead, you will submit time off requests for preapproval by your manager at his or her discretion. There are 9 regular Company holidays and we have a flexible vacation and sick day policy. The Company also offers US employees a monthly commuting benefit for parking and mass transit expenses.  Details regarding all benefits will be provided during new hire orientation.

            3.Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing with updates from time-to-time as requested any other gainful employment, business or activity that you are currently associated with or participate in.  You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  You represent that your signing of this offer letter and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.  Notwithstanding anything in this Agreement to the contrary, you may engage in charitable activities and community affairs, and with the prior approval of the Board of Directors you may serve as a director of any corporation which does not compete in any way with Company business or proposed business; provided that such activities are not inconsistent with your obligations to the Company.

4.RSUs. In connection with your promotion to CFO, we will recommend to the Committee or the Board that you be granted 20,000 restricted stock units (the “RSUs”).  The vesting and the other terms of the RSUs will be set by the Committee or the Board.  The RSUs or other equity award granted to you will be subject to Committee or Board approval and will be governed by the terms and conditions of the applicable grant agreement and the 2013 Marin Software Incorporated Equity and Incentive Plan.  Also, the Company currently offers an Employee Stock Purchase Plan (“ESPP”) under which eligible employees may purchase shares of Company common stock through payroll deductions made over a period of 6 months at a 15% discount from the market price on the date of purchase.  Participation in the ESPP is optional.  Details regarding the ESPP will be provided to you.

5.At Will Employment.  While we look forward to a profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment or other relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) is superseded by this offer letter and therefore ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment or service for any particular period of time.  This letter sets forth the entire agreement between the parties regarding your employment and any modification or change in your at-will employment status or any other term in this Agreement may only occur by way of a written employment agreement signed by you and an authorized officer of the Company (other than you), and approved by the Company’s Board of Directors.

You agree to sign the Company’s standard Change in Control and Severance Agreement applicable to executive and senior officers of the Company substantially in the form provided to you, which provides certain severance benefits if your employment relationship in terminated in certain circumstances.    Your will not be entitled to any severance benefits if your employment relationship is terminated by the Company for Cause (as defined in the Change in Control and Severance Agreement).

6.Authorization to Work.  Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

7.Arbitration.  You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of or relating to this Agreement, any breach of this Agreement, or your employment with the Company or termination thereof, including but not limited to claims for breach of contract, tort, employment discrimination (including unlawful harassment), non-payment of wages or other compensation due, and any violation of any local, state, or federal law, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  In agreeing to binding arbitration, you agree that arbitration as set forth in this Agreement shall constitute your sole remedy in the event of a dispute between you and the Company and you hereby waive any right to a jury trial and to participate in or bring a collective, representative or class action on your behalf or the behalf of others.  Unless you and the Company agree otherwise, such arbitration shall be governed by the Federal Arbitration Act and conducted and administered under the JAMS Employment Arbitration Rules and Procedures then in effect.  These rules may be obtained at www.jamsadr.com/rules-employment-arbitration or through human resources.  The parties shall have all rights, remedies and defenses available to them in an individual civil action for the issues in controversy and the arbitrator shall have the authority to award all remedies, legal and equitable, available in a civil action for the claims presented by the parties.  Unless you and the Company agree otherwise, such arbitration shall be conducted in the State of California, San Francisco County, or alternatively, within fifty miles of your primary place of employment.  While nothing in this Agreement shall prohibit you from filing a charge or complaint with the Equal Employment Opportunity Commission or a similar fair employment practices agency, any such claim which cannot be resolved administratively shall be resolved exclusively through this Agreement.  The parties may conduct discovery prior to the hearing, in accordance with the applicable JAMS rules.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court.  Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  In addition to any other award, the arbitrator shall have discretion to award the prevailing party attorneys’ fees, costs and arbitration costs, incurred by the prevailing party as a result of the arbitration.

123 Mission Street, 27th Floor   |   San Francisco, CA 94105   |   (415) 399-2580  |  (415) 704-3085 (fax)   |   www.marinsoftware.com

8.Successors, Binding Agreement.  This Agreement shall not automatically be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation, whether or not the Company is the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company.  In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall bind and inure to the benefit of the surviving or resulting corporation, or the corporation to which such assets shall have been transferred, as the case may be; provided, however, that the Company will require any successor to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

This Agreement will supersede and replace the offer letter between you and the Company dated March 29, 2019.

9.Miscellaneous.  This Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to California’s choice of law rules.  No waiver of any term of this Agreement constitutes a waiver of any other term of this Agreement. This Agreement may be amended only in writing by an agreement specifically referencing this Agreement which is signed by both you and the Company.  In the event that a court or other trier of fact invalidates one or more terms of this Agreement, all the other terms of this Agreement shall remain valid and enforceable.  You shall have no duty to mitigate any damages caused by the breach of the Company of this Agreement.

10.Acceptance.    If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it via Docusign to Tom Townsend, on or before December 5, 2019.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any.  Should you have anything else that you wish to discuss, please do not hesitate to call me.

11.       D&O Indemnification and Insurance.  The Company agrees to sign and deliver to you a director and officer Indemnity Agreement in substantially the same form as the Company has signed with other directors and officers.  The Company also agrees to cause you to be named as a named insured under the Company’s director and officer insurance policies from and after the commencement of your employment with the Company as CFO.

We look forward to the opportunity to welcome you to the Company as CFO.

Very truly yours,

/s/ Chris Lien

Chris Lien, CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Bob BertzDecember 5, 2019

Bob BertzDate

123 Mission Street, 27th Floor   |   San Francisco, CA 94105   |   (415) 399-2580  |  (415) 704-3085 (fax)   |   www.marinsoftware.com